Exhibit 99.1

Contact: Warren R. Wilkinson
Republic Airways Holdings
317-484-6042

REPUBLIC AIRWAYS ANNOUNCES $100 MILLION STOCK BUY-BACK PROGRAM

Indianapolis, Indiana (August 28, 2007) -- Republic Airways Holdings Inc. (NASDAQ: RJET) announced today that its board of directors has authorized the purchase of up to $100 million of the company’s common stock.  The shares will be purchased on the open market or through privately-negotiated transactions from time-to-time during the twelve month period following the authorization.  Under the authorization, the timing and amount of purchase would be based upon market conditions, securities law limitations and other factors.  The stock buy-back program does not obligate the company to acquire any specific number of shares in any period, and may be modified, suspended, extended or discontinued at any time without prior notice.

Republic Airways Holdings, based in Indianapolis, Indiana is an airline holding company that owns Chautauqua Airlines, Republic Airlines and Shuttle America. The airlines offer scheduled passenger service on approximately 1,200 flights daily to 115 cities in 38 states, Canada, Jamaica and the Bahamas through airline services agreements with six U.S. airlines. All of the airlines' flights are operated under their airline partner brand, such as AmericanConnection, Continental Express, Delta Connection, Frontier Airlines, United Express and US Airways Express. The airlines currently employ approximately 4,300 aviation professionals and operate 207 regional jets. For more information on Republic Airways Holdings, please visit our website at www.RJET.com.